Exhibit 5.B

NAMES AND ADDRESSES OF

THE UNDERWRITERS OF THE SECURITIES

BNP Paribas

10 Harewood Avenue

London NW1 6AA

United Kingdom

Attn.: Head of Debt Capital Markets

Fax: +44 20 7595 2555

Tel: +44 20 7595 8601

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Attn.: General Counsel

Fax: +1 212 816 7912

J.P. Morgan Securities plc

25 Bank Street

Canary Wharf

London E14 5JP

United Kingdom

Attn.: Head of Frequent Borrower Syndicate Desk

Fax: +44 20 7325 8193

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

One Bryant Park

New York, New York 10036

Attn.: High Grade Debt Syndicate

Fax: +1 646 855 0116

Tel: +1 646 855 6433